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EXHIBIT 23.1     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
St. Francis Capital Corporation:

         We consent to incorporation by reference in the registration statement (No. 33-70012 and 333-24057) on Form S-8 of St. Francis Capital Corporation of our report dated October 23, 1998, relating to the consolidated statements of financial condition of St. Francis Capital Corporation and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of St. Francis Capital Corporation.


                                                           KPMG PEAT MARWICK LLP

Milwaukee, Wisconsin
December 7, 1998